Exhibit 99.1

eMagin Corporation Announces First Quarter 2021 Results

First Quarter Revenue of $6.8 Million on Diversified Product Sales

Continuing to Supply ENVG-B Night Vision, Medical and International Programs

HOPEWELL JUNCTION, N.Y. –May 13, 2021 – eMagin Corporation, or the “Company”, (NYSE American: EMAN),  a leader in the development, design and manufacture of Active Matrix OLED microdisplays for high-resolution, AR/VR and other near-eye imaging products, today announced results for its quarter ended March 31, 2021.

“Our first quarter of 2021 was marked by continued strength in our product sales, which offset decreases in certain government contract work,” said eMagin CEO Andrew G. Sculley. “We saw recovery in sales across a number of markets that were impacted by the pandemic, as well as an overall increase in international sales.”

“We continued to supply sole-sourced displays under the Enhanced Night Vision Goggle-Binocular (ENVG-B) program, as well as other key military programs worldwide. eMagin is a proud supplier of the microdisplays that provide critical information to our soldiers in the battlefield, and we are the only manufacturer of OLED microdisplays in the United States. In combat and in training, soldiers value the super-fast response times of our displays, their high brightness and contrast, power efficiency, and their thin and light form factor.”

“Bookings in the first quarter saw significant diversity across market segments and geography.  We experienced a strong uptick in order activity from our medical and veterinary customers, as well as thermal sights for hunting and military applications. We expect these areas will continue to grow as the pandemic subsides. Internationally, we saw strong orders across multiple product segments. In addition to the growth in existing programs, we saw new program activity in several military helmet-mounted display (HMD) programs, industrial security applications, and new hunting scopes. In all, as of March 31, our sales backlog was $10.7 million.”

“Our ongoing work with NordicNeuroLab is representative of our capabilities across a broad range of industries. As we recently announced, we have a strong relationship with this maker of functional MRI brain imaging applications. They have integrated their binocular head-mounted display with our WUXGA display, which is designed for near-to-eye applications, to project high-resolution 2D and 3D images to patients undergoing fMRI scanning. Our proprietary, color OLED technology delivers high brightness, extended life and sharp contrast under all conditions and is ideal for mission-critical medical applications like these that require stringent specifications and exacting reliability.”

“We continue to advance our Direct Patterning Display (dPd™) technology and remain on target for a peak luminance of 10,000 cd/m2 for the high-resolution prototypes we are fabricating for a tier-one consumer company this year.  We are also advancing our higher brightness XLE technology, which will give customers a sizeable boost in luminance and/or lifetime over their current eMagin displays. We remain confident that further improvements in this technology will be manufacturable in volume in the near term.”

“As a result of the long-term lease we signed last quarter, we have increased our manufacturing footprint by more than 25% and are underway in ordering and installing new equipment funded by the U.S. Department of Defense. As we noted last quarter, we have increased our engineering headcount, and with our continued investments in R&D, we are enhancing our technical capabilities as we build for the future.”

First Quarter Results

Total revenues for the first quarter of 2021 were $6.8 million, compared with $6.7 million reported in the prior year period.

Total revenue consists of both product revenue and contract revenue. Product revenues for the first quarter of 2021 were $6.1 million, an increase of $0.5 million from product revenues of $5.6 million reported in the prior year period. The increase in display revenue for the quarter resulted from higher sales to medical and veterinary customers compared with the same period in 2020. Contract revenues were $0.7 million compared with $1.1 million reported in the prior year, reflecting the completion of several government contracts during 2020.

Total gross margin for the first quarter was 25% on gross profit of $1.7 million, compared with a gross margin of 21% on gross profit of $1.4 million in the prior year period. The increase in gross margins reflects improvement in yields, higher product revenues and the impact of a change in overhead allocation, partially offset by lower contract revenues compared with the comparable 2020 period.

Operating expenses for the first quarter of 2021, including R&D expenses, were $3.7 million, compared with $2.8 million in the prior year period. Operating expenses as a percentage of sales were 54% in the first quarter of 2021, compared with 41% in the prior year period.  The year-over-year increase in R&D advanced the Company’s dPd technology and development of its XLE display.

Operating loss for the first quarter of 2021 was $2.0 million, compared with an operating loss of $1.3 million in the prior year period,  reflecting increased investments in R&D in the current year.  However, results for the current period also reflects a $2.0 million gain on the forgiveness of the Company’s Paycheck Protection Program (PPP) loan.

Net loss for the current period also includes a $7.2 million non-cash loss, related to the change in fair value of a warrant liability.

Therefore, net loss for the first quarter of 2021 was $7.4 million, or $0.10 per share, compared with a loss of $1.4 million, or $0.03 per share, in the prior year period. Excluding the impact of the change in the fair value of the warrant liability, net loss for the first quarter of 2021 was $0.2 million or $0.00 per share, versus a net loss of $1.3 million or $0.03 per share in the year-ago period.

Adjusted EBITDA increased in the first quarter of 2021 to $0.8 million, compared with negative $0.8 million in the prior year period.

Balance Sheet Highlights

As of March 31, 2021, the Company had cash and cash equivalents of $10.7 million and working capital of $8.3 million.  During the first quarter, the Company repaid $1.7 million under its asset-based lending (ABL) facility and realized proceeds from the exercise of warrants of $5.1 million.  Borrowings and availability under the ABL facility were $0.2 million and $2.5 million, respectively, as of March 31,  2021.

In January 2021, the Company took delivery of an advanced wafer inspection tool valued at $1.1 million, which was the first equipment to be received under the combined $39.1 million in U.S. government funding awarded to eMagin to enhance its manufacturing capabilities as the only U.S. provider of OLED microdisplays. eMagin continues to place down payments with vendors that are building the equipment requested under the government funding awards, and the Company remains on track with the program’s requirements.

Measurement of Inventory

In recognition of a shift in product demand toward larger, more complex displays yielding fewer die per wafer, the Company has concluded that measuring output by the number of displays produced per quarter is no longer an accurate measure of productive capacity. The Company determined that measuring output based on the number of wafers produced per quarter is a more appropriate measure of production volume. As the number of wafers produced per quarter has remained consistent for the past two years, the Company concluded it was no longer in a period of abnormal production that would require limiting the amount of overheads allocated to inventory. The Company also believes that fully allocating the overhead to work in process and finished goods inventories results in more accurate inventory valuation and computation of costs of goods sold, in addition to providing better information to management in making pricing decisions.

Under this change in estimate for allocating overhead, which was adopted in the first quarter of 2021, overhead is now fully allocated to products, resulting in an increase in standard costs and inventory values. In the first quarter of 2021, the impact of this change was an increase of approximately $0.9 million in the carrying value of the Company’s work in process and finished goods inventory, with a corresponding decrease in product costs of goods sold.

Conference Call and Webcast Information

Management will host a conference call and simultaneous webcast at 9 a.m. ET on May 13 to discuss eMagin’s quarterly results, business highlights and outlook. To join the live listen-only webcast, please visit the Company’s website at www.emagin.com or use the following link: https://www.webcaster4.com/Webcast/Page/2471/41214. To join the conference call, dial 1-877-545-0320 in the United States, or 1-973-528-0016 internationally. The entry code is 717445. Participants are encouraged to join at least 15 minutes before the start of the call. An archive of the webcast will be available approximately one hour after the live call.

About eMagin Corporation

eMagin is the leader in OLED microdisplay technology for the next generation of computing and imaging devices, serving world-class customers in the military, consumer, medical and industrial markets. The Company invents, engineers and manufactures display technologies of the future and is the only manufacturer of OLED displays in the United States. eMagin’s Direct Patterning Technology (dPd™) will transform the way the world consumes information. Since 2001, eMagin’s microdisplays have been used in AR/VR, aircraft helmets, heads-up display systems, thermal scopes, night vision goggles, future weapon systems and a variety of other applications. For more information, please visit www.emagin.com

Important Cautionary Information Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. For a more complete description of the risk factors that could cause our actual results to differ from our current expectations, including impacts of the COVID-19 pandemic, please see the section entitled "Risk Factors" in eMagin's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and in any Form 10-Q filed or to be filed by eMagin, and in other documents we file with the SEC from time to time.

Contact
eMagin Corporation
Mark A. Koch
Acting Chief Financial Officer
845-838-7951
investorrelations@emagin.com

Sharon Merrill Associates, Inc.
Nicholas Manganaro
617-542-5300
eman@investorrelations.com

eMAGIN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	March 31,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$10,705	$8,315
Restricted cash	1,671	2,111
Accounts receivable, net	4,423	5,314
Account receivable-due from government awards	97	1,013
Unbilled accounts receivable	374	253
Inventories	8,413	8,379
Prepaid expenses and other current assets	1,095	943
Total current assets	26,778	26,328
Property, plant and equipment, net	22,118	21,132
Operating lease right - of - use assets	35	50
Intangibles and other assets	124	126
Total assets	$49,055	$47,636

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,266	$1,206
Accrued compensation	1,929	1,628
Paycheck Protection Program loan - current	—	982
Revolving credit facility, net	198	1,875
Common stock warrant liability	11,830	4,622
Other accrued expenses	1,474	1,693
Deferred revenue	124	425
Operating lease liability - current	36	51
Finance lease liability - current	1,028	1,027
Other current liabilities	621	757
Total current liabilities	18,506	14,266
Other liability - long term	42	56
Paycheck Protection Program loan - long term	—	982
Deferred Income - government awards - long term	4,473	4,309
Finance lease liability - long term	11,733	11,783
Total liabilities	34,754	31,396

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,659) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,659 issued and outstanding as of March 31, 2021 and December 31, 2020.	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued 72,137,858 shares, outstanding 71,975,792 shares as of March 31, 2021 and issued 68,890,819 shares, outstanding 68,728,753 shares as of December 31, 2020.	72	69
Additional paid-in capital	274,165	268,729
Accumulated deficit	(259,436)	(252,058)
Treasury stock, 162,066 shares as of March 31, 2021 and December 31, 2020.	(500)	(500)
Total shareholders’ equity	14,301	16,240
Total liabilities and shareholders’ equity	$49,055	$47,636

eMAGIN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Revenues:

Product	$6,105	$5,634
Contract	668	1,097
Total revenues, net	6,773	6,731

Cost of revenues:

Product	4,707	4,790
Contract	358	507
Total cost of revenues	5,065	5,297

Gross profit	1,708	1,434

Operating expenses:

Research and development	1,842	980
Selling, general and administrative	1,824	1,798
Total operating expenses	3,666	2,778

Loss from operations	(1,958)	(1,344)

Other (expense) income:
Change in fair value of common stock warrant liability	(7,208)	(20)
Interest expense, net	(210)	(17)
Gain on forgiveness of debt	1,963	—
Other income, net	35	12
Total other (expense)	(5,420)	(25)
Loss before provision for income taxes	(7,378)	(1,369)
Income taxes	—	—

Net income (loss) allocated to common shares	$(7,378)	$(1,369)

Loss per share, diluted	$(0.10)	$(0.03)

Weighted average number of shares outstanding:

Diluted	70,272	51,639

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented on a GAAP basis; the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization, and non-cash compensation expense (“Adjusted EBITDA”). The Company’s management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company’s historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financial statements. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below (in thousands).

	Three Months Ended
	March 31,
	2021	2020

Net loss	$(7,378)	$(1,369)
Non-cash compensation	13	43
Change in fair value of common stock warrant liability	7,208	20
Depreciation and intangibles amortization expense	733	480
Interest expense	210	17
Adjusted EBITDA	$786	$(809)